EXHIBIT 99.1

News Release

General Inquiries: 877.847.0008

www.constellationenergypartners.com

Investor Contact:	Charles C. Ward 877.847.0009

Constellation Energy Partners Announces Appointment of

Elizabeth A. Evans to Vice President of Land,

General Counsel and Corporate Secretary

HOUSTON—(BUSINESS WIRE)—Feb. 19, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that its board of managers has appointed Elizabeth A. Evans to hold the positions Vice President of Land, General Counsel and Corporate Secretary.

Ms. Evans became an employee of the company in October 2009 and has over 16 years of energy industry and energy related legal experience.

Prior to joining Constellation Energy Partners, Ms. Evans served as Senior Counsel for Constellation Energy Commodities Group, Inc., or CCG, from August 2005 until June 2009. During that time, she provided support in various legal activities and helped acquire the company’s Mid-Continent assets in 2007.

Prior to joining CCG, Ms. Evans held various legal positions at Anadarko Petroleum Corporation and El Paso Corporation.

Ms. Evans earned a juris doctorate from the University of Houston in 1997 and a BA in geography from the University of Texas in 1989.

Additional details concerning the management of Constellation Energy Partners can found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.